Exhibit 99.1

Press Release	Source: DURA Automotive Systems, Inc.
DURA Automotive Systems Files Revised Plan of Reorganization
Friday March 7, 6:53 pm ET
Company Reaches Agreement with All Major Creditor Constituencies and Intends to Proceed on an Expedited Basis to Emerge from Chapter 11
ROCHESTER HILLS, Mich.—(BUSINESS WIRE)—DURA Automotive Systems, Inc. (Pink Sheets: DRRAQ — News) today announced that it has filed its revised Chapter 11 Plan of Reorganization (the “Plan”) with the U.S. Bankruptcy Court for the District of Delaware. The Plan filed today reflects a consensual agreement among DURA’s key creditor constituencies. DURA intends to proceed on an expedited basis to obtain Court approval of the Plan and emerge from Chapter 11.
“The filing today marks an important milestone in the Company’s efforts to emerge from its Chapter 11 reorganization process in the very near term,” said Larry Denton, Chairman and Chief Executive Officer of DURA Automotive Systems. “Though weak credit markets delayed the emergence process during the fourth quarter of 2007, we have worked productively with our creditors to develop a revised Plan that places the company on an even firmer footing by reducing the amount of required exit financing.”
The Plan filed today is a revision of the previous version of DURA’s Plan, filed on August 22, 2007. The Plan is supported by DURA’s key creditor constituencies. Although certain supporting documentation continues to be refined, the Official Committee of Unsecured Creditors and the Ad Hoc Committee of Certain Second Lienholders have agreed in principle to support the Plan.
The Plan provides, among other things, details on how the Company intends to treat more than $1.3 billion in claims, which takes into account changed economics.
In light of these events, key terms of DURA’s revised Plan are as follows:
•	Second Lien Claims will receive approximately $225 million in new Convertible Preferred Stock

•	Senior Notes and Other General Unsecured Claims will receive 100% of New Common Stock (without giving effect to the conversion of the Convertible Preferred Stock)

•	Debtor-in-Possession (DIP) claims, administrative expenses, and certain other priority claims will receive a full cash recovery

•	Funding for the revised Plan will include a committed $80 million second lien loan facility, provided by certain of the Company’s creditors, in addition to a $150 million first lien term loan

•	Upon emergence, DURA expects to be a publicly reporting company under SEC rules

•	The company’s pre-bankruptcy subordinated notes, convertible preferred securities and existing equity will not receive recoveries under the Plan
Within the next few days, DURA intends to file a revised Disclosure Statement, which will provide additional information about the Plan. DURA will request that the Court approve the adequacy of that Disclosure Statement at a hearing to be scheduled in early April, with a solicitation of creditor acceptances to follow shortly thereafter.
DURA is advised by AlixPartners, Kirkland & Ellis and Miller Buckfire in connection with its Chapter 11 reorganization.
No Solicitation
Neither the Plan that was filed today nor this press release are solicitations for votes to accept the Plan.

About DURA Automotive Systems, Inc.
DURA Automotive Systems, Inc., is a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive industry. DURA markets its automotive products to every North American, Asian and European original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.
Forward-looking Statements
This press release may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the Company to continue as a going concern; (ii) the ability of the Company to operate pursuant to the DIP Credit Agreement; (iii) the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; (iv) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; (iv) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; (v) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vi) the Company’s ability to maintain contracts that are critical to its operations; (vii) the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; (viii) the ability of the Company to execute its business plans, and strategy, and to do so in a timely fashion; (ix) the ability of the company to attract, motivate and/or retain key executives and associates; (x) the ability of the company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees; (x) general economic or business conditions affecting the automotive industry either nationally or regionally, being less favorable than expected; and (xi) increased competition in the automotive components supply market. Other risk factors are listed from time to time in the Company’s United States Securities and Exchange Commission reports, including, those contained herein. Dura disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of Dura’s common stock receiving no distribution on account of their interest and cancellation of their interests. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Dura’s common stock or other equity interests or any claims relating to pre-petition liabilities.

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